Exhibit 99.1

Merrill Lynch Reports Third Quarter 2008 Net Loss from Continuing Operations of $5.1 Billion

NEW YORK--(BUSINESS WIRE)--October 16, 2008--Merrill Lynch (NYSE: MER) today reported a net loss from continuing operations for the third quarter of 2008 of $5.1 billion, or $5.56 per diluted share, compared with a net loss from continuing operations of $2.4 billion, or $2.99 per diluted share, for the third quarter of 2007. Merrill Lynch’s net loss for the third quarter of 2008 was $5.2 billion, or $5.58 per diluted share, compared with a net loss of $2.2 billion, or $2.82 per diluted share, for the year-ago quarter.

Third quarter 2008 net revenues were $16 million, driven by a number of significant items, including:

  Net write-downs of $5.7 billion resulting from the previously announced sale of U.S. super senior ABS CDOs1 and the termination and potential settlement of related hedges with monoline guarantor counterparties
  Net pre-tax gain of $4.3 billion from the previously announced sale of the 20% ownership stake in Bloomberg, L.P.
  Net write-downs of $3.8 billion principally from severe market dislocations in September, including real estate-related asset write-downs and losses related to certain government sponsored entities and major U.S. broker-dealers, as well as the default of a U.S. broker-dealer
  Net gains of $2.8 billion due to the impact of the widening of Merrill Lynch’s credit spreads on the carrying value of certain of our long-term debt liabilities, which was similarly impacted by the severe market movements in September
  Net losses of $2.6 billion resulting primarily from completed and planned asset sales across residential and commercial mortgage exposures

Excluding the items listed above, adjusted net revenues were $5.7 billion2 in the third quarter of 2008, down 31% on a comparable basis from the prior-year period, reflective of the challenging operating environment.

Third quarter 2008 net revenues decreased from $380 million in the prior-year period, which included $8.5 billion in net write-downs, primarily related to U.S. ABS CDO and residential mortgage-related exposures, and a $609 million net gain related to the changes in carrying value of certain of our long-term debt liabilities.

The net loss for the third quarter of 2008 was also impacted by certain non-compensation expense items3 including:

  A $2.5 billion non-tax deductible payment to Temasek Holdings related to the July common stock offering
  A $425 million expense, including a $125 million fine, arising from Merrill Lynch’s previously announced offer to repurchase auction rate securities (ARS) from its private clients and the associated settlement with regulators

Merrill Lynch's net loss applicable to common shareholders for the third quarter and first nine months of 2008 included $2.1 billion of additional preferred dividends associated with the previously announced exchange of the mandatory convertible preferred stock. See Capital and Liquidity Management for further information.

The net loss from continuing operations for the first nine months of 2008 was $11.7 billion, or $13.16 per diluted share, compared with net earnings from continuing operations of $1.7 billion, or $1.60 per diluted share, in the prior-year period. The first nine months of 2008 net loss and loss per diluted share were $11.8 billion and $13.20, respectively, compared with net earnings of $2.1 billion, or $2.03 per diluted share, for the prior-year period. The first nine months of 2008 net revenues were $834 million compared with $19.4 billion in the prior-year period. The first nine months of 2008 adjusted net revenues were $20.6 billion2, down 25% from the prior-year period on a comparable basis.

Including the impact of this quarter’s net loss, at the end of the third quarter of 2008, Merrill Lynch’s total common equity increased to $29.8 billion, an increase of 41% or $8.7 billion from the second quarter of 2008. Total stockholders’ equity was $38.4 billion at the end of the third quarter of 2008, an increase of 10% or $3.6 billion from the second quarter of 2008. See Capital and Liquidity Management for a more detailed description of this quarter’s activities.

Third Quarter and First Nine Months of 2008 Highlights

  Bank of America Corporation agreed to acquire Merrill Lynch & Co. in an all-stock transaction
  Record year-to-date and third highest quarterly revenues in Rates and Currencies, up 27% from prior year-to-date
  Global Equity Linked Products (Derivatives) net revenue growth of 23% sequentially and 14% year-on-year
  Advisory revenues outperformed the market, increasing 12% sequentially; Merrill Lynch also ranked #2 in global announced M&A for the quarter4
  Solid performance in Global Wealth Management despite challenging market environment; FA headcount increased by 240 from a year ago; Net new annuitized assets are up $21 billion year-to-date
  Significant progress in balance sheet and risk reduction; RWA declined by approximately 15% over the quarter
  Substantial sale of $30.6 billion of gross notional amount of U.S. super senior ABS CDOs
  Reductions of 98% of U.S. Alt-A residential mortgage net exposures. Including planned sales, reductions of 56% in non-U.S. residential mortgages and 25% in commercial real estate, excluding First Republic Bank and the U.S. Banks Investment Securities Portfolio
  Enhanced capital base through a $9.8 billion common stock offering and the $4.425 billion sale of the Bloomberg stake
  Subsequent to the third quarter, and as part of Bank of America’s $25 billion participation in the TARP Capital Purchase Program, Merrill Lynch agreed and expects to issue $10 billion of non-voting preferred stock and related warrants to the U.S. Treasury pursuant to the program.

"We continue to reduce exposures and de-leverage the balance sheet prior to the closing of the Bank of America deal," said John A. Thain, chairman and CEO of Merrill Lynch. "As the landscape for financial services firms continues to change and our transition teams make good progress, we believe even more that the transaction will create an unparalleled global company with pre-eminent scale, earnings power and breadth."

Business Segment Review:

In addition to the restructuring charge of $445 million recorded in the second quarter, an additional $39 million was recorded in the third quarter related to headcount reduction initiatives, primarily in technology. The third quarter and year-to-date amounts recorded in the business segments were as follows: $18 million and $329 million in Global Markets and Investment Banking and $21 million and $155 million in Global Wealth Management. The following discussion of business segment results excludes the impact of these restructuring expenses. A reconciliation of these segment results appears on Attachment III to this release.

Global Markets and Investment Banking (GMI)

GMI recorded net revenues of negative $3.2 billion and a pre-tax loss of $6.0 billion for the third quarter of 2008 compared with net revenues of negative $3.2 billion and a pre-tax loss of $4.6 billion in the prior-year period. The challenging market environment, particularly in September, resulted in net losses in FICC and lower net revenues in Investment Banking, offset by significantly higher net revenues in Equity Markets resulting from the Bloomberg gain. GMI’s third quarter net revenues included a net benefit of $2.8 billion (approximately $2.0 billion in FICC and $0.8 billion in Equity Markets) due to the impact of the widening of Merrill Lynch’s credit spreads on the carrying value of certain long-term debt liabilities.

  Net revenues from GMI’s three major business lines were as follows:

FICC net revenues were negative $9.9 billion for the quarter, as strong revenues from Rates and Currencies were more than offset by net losses related to the CDO sale and termination and potential settlement of related monoline hedges, real estate-related assets, and net losses from credit spreads widening across most asset classes to significantly higher levels at the end of the quarter. FICC recorded significant losses as a result of severe market dislocations in September, including credit spread volatility and a default of a major U.S. broker-dealer. In addition, net revenues for other FICC businesses declined from the third quarter of 2007, as the environment for those businesses was materially worse than the year-ago quarter.

U.S. ABS CDOs:

At the end of the third quarter, net exposures to U.S. super senior ABS CDOs were $1.1 billion, down from $4.3 billion at the end of the second quarter. The remaining net exposure is predominantly comprised of U.S. super senior ABS CDOs based on mezzanine underlying collateral.

The aggregate U.S. super senior ABS CDO long exposures were $6.4 billion, substantially reduced from $19.9 billion at the end of the second quarter. The reduction predominantly resulted from the CDO sale, which decreased long exposures by $11.1 billion. The long exposure was further reduced during the quarter by $2.4 billion resulting from mark-to-market adjustments, amortization and liquidations.

At quarter-end, the super senior ABS CDO long exposure was hedged with an aggregate of $5.3 billion of short exposure, which was down $10.3 billion from the end of the second quarter. Of this reduction, $8.4 billion was due to the termination and potential settlement of related monoline hedges and $1.9 billion was primarily due to mark-to-market gains, amortization and liquidations. The remaining short position predominantly reflects contracts with highly-rated, non-monoline counterparties with strong collateral servicing agreements.

Please see Attachment VI to this release for details related to these exposures.

Financial Guarantors:

At the end of the third quarter of 2008, the carrying value of hedges with financial guarantors related to U.S. super senior ABS CDOs was $1.4 billion, reduced from $2.9 billion at the end of the second quarter. The decrease was due to the termination and potential settlement of monoline hedges partially offset by modest gains in the market value of the remaining hedges. Please see Attachment VI to this release for details related to these hedges.

The carrying value of hedges with financial guarantors related to other asset classes outside of U.S. super senior ABS CDOs increased from $3.6 billion at the end of the second quarter to $4.5 billion at the end of the third quarter 2008, resulting from gains in the market value of these hedges.

During the third quarter of 2008, credit valuation adjustments related to the firm’s remaining hedges with financial guarantors, including those related to U.S. super senior ABS CDOs, were not significant.

Residential Mortgages (excluding U.S. Banks Investment Securities Portfolio):

Net exposures related to U.S. prime residential mortgages increased 3% to $34.6 billion during the quarter, as GWM’s First Republic Bank continued to originate mortgages for its high net worth client base, partially offset by the approximately $0.4 billion sale of the firm’s entire prime securities trading portfolio.

Other residential mortgage-related exposures of approximately $10 billion at the beginning of the third quarter declined by 50% during the period to $5.0 billion, or by 64% to $3.6 billion inclusive of planned sales. These reductions included a net loss of $2.2 billion during the quarter, which includes write-downs associated with these planned sales. The components of these reductions along with net losses are summarized below:

  U.S. sub-prime mortgage-related exposures declined 71% to $295 million due to increased short positions and net losses of $392 million
  Net exposures related to U.S. Alt-A residential mortgages declined 98% to $25 million due to sales of approximately $1.0 billion and net losses of $492 million
  Net exposures related to non-U.S. residential mortgages declined by 38% during the period to $4.6 billion, or by 56% to $3.3 billion inclusive of planned sales. These reductions included a net loss of $1.3 billion during the quarter, which includes write-downs associated with these planned sales.

Please see Attachment VII to this release for details related to these exposures.

U.S. Banks Investment Securities Portfolio:

Within the investment securities portfolio of Merrill Lynch’s U.S. banks, net pre-tax losses of $852 million were recognized through the statement of earnings during the third quarter of 2008. These net losses reflected the other-than-temporary impairment in the value of certain securities, primarily U.S. Alt-A residential mortgage-backed securities. At the end of the quarter, the cumulative pre-tax OCI balance related to this portfolio increased by $882 million to negative $5.5 billion, and was recorded in stockholders’ equity on an after-tax basis. Please see Attachment VII to this release for details related to these exposures.

Leveraged Finance:

During the third quarter of 2008, the firm recorded write-downs of approximately $550 million related to leveraged finance commitments. Legacy leveraged finance commitments declined 18% to $6.1 billion, down from $7.5 billion at the end of the second quarter. The $1.4 billion reduction of legacy commitments was primarily due to loan sales and syndications. New commitments of approximately $670 million were also made during the quarter resulting in total leveraged finance commitments of $6.8 billion at quarter-end.

Commercial Real Estate:

Third quarter 2008 net exposures related to commercial real estate, excluding First Republic Bank, totaled approximately $12.8 billion, down 14% from the second quarter, due primarily to markdowns, foreign exchange revaluations, sales and paydowns in U.S. and European whole loans/conduits. Inclusive of the $1.6 billion of planned sales, net exposure would be $11.2 billion, down 25% from the second quarter. The reductions included a net loss of $854 million during the quarter, which includes write-downs associated with these planned sales. Net exposures related to First Republic Bank were $2.9 billion at the end of the third quarter, up 10% from the second quarter. Please see Attachment VII to this release for details related to these exposures.

Equity Markets net revenues for the third quarter of 2008, which included the Bloomberg gain and a net gain related to changes in the carrying value of certain long-term debt liabilities, were $6.0 billion compared with $1.6 billion in the prior-year period. Global Equity-Linked Products revenues increased approximately 14% from the prior-year period, driven by increased trading activity and heightened market volatility. These increases were more than offset by declines from our Cash business, which experienced adverse market conditions, as well as Global Markets Financing and Services, which experienced declines in average balances, particularly in September. Private equity net losses were $289 million for the third quarter of 2008 compared with net losses of $61 million for the prior year quarter. Excluding private equity net losses, the Bloomberg gain and the net gain related to changes in the carrying value of certain long-term debt liabilities, Equity Markets revenues were down 19% from the prior-year period.

Investment Banking net revenues were $750 million for the third quarter of 2008, down 25% from $1.0 billion in the 2007 third quarter. Equity origination, debt origination and advisory revenues all declined, reflecting significantly lower industry-wide underwriting and deal volumes compared with the year-ago period.

For the first nine months of 2008, GMI recorded a pre-tax loss of $18.3 billion, on net revenues of negative $9.2 billion, due primarily to net losses in FICC that were partially offset by revenues in Equity Markets and Investment Banking. In addition, GMI recorded a net gain of approximately $5.0 billion (approximately $3.4 billion in FICC and $1.5 billion in Equity Markets) due to the impact of the widening of Merrill Lynch’s credit spreads on the carrying value of certain long-term debt liabilities.

Global Wealth Management (GWM)

GWM generated solid net revenues for the third quarter of 2008 despite significant market declines, reflecting the stability of the client franchise and the significant proportion of recurring net revenues in GWM.

  GWM’s third quarter 2008 net revenues were $3.2 billion, down 9% from the strong third quarter of 2007. The decrease in net revenues was primarily due to declines in transactional and origination revenues resulting from reduced client and issuer activity amidst increasingly challenging market conditions. The revenue decline was partially offset by a reduction in compensation and non-compensation expenses, resulting in pre-tax earnings of $774 million. GWM’s pre-tax profit margin was 23.9%, compared with 26.9% in the prior-year period.
  Net revenues from GWM’s major business lines were as follows:
  Global Private Client (GPC) net revenues for the third quarter of 2008 were $3.0 billion, down 8% from the prior-year period driven by lower transaction and origination revenues resulting from reduced client and origination activity in a challenging environment. Fee-based revenues also declined due to lower market levels.
  Global Investment Management (GIM) third quarter 2008 net revenues were $241 million, an 11% decline from the third quarter of 2007, due to lower revenues from investments in asset management and alternative investment management companies.
  Financial Advisor (FA) headcount was 16,850 at quarter-end, a net increase of 160 FAs during the quarter and 240 from the third quarter of 2007, as GWM continued to be successful in retaining and recruiting high-quality experienced FAs. FA retention, particularly among first and second quintile FAs, continues to outperform the industry average. Outside the Americas, Merrill Lynch’s continued focus and investment in the GWM franchise increased international FA headcount 8% year over year.
  Net inflows of client assets into annuitized-revenue products were $2 billion for the third quarter. Total net new money was negative $3 billion, impacted largely by client reaction to persistent volatility and negative market movements during the quarter.
  Total client assets in GWM accounts were $1.5 trillion at the end of the 2008 third quarter.

GWM recorded pre-tax earnings of $2.2 billion for the first nine months of 2008, down 18% from the year-ago period. Net revenues were $10.2 billion, a decline of 2%. The decrease in pre-tax earnings was driven by lower net revenues from GPC and GIM and slightly higher expenses reflecting GWM’s commitment to continuing investment in its key growth initiatives.

Other Items:

Compensation Expenses

Compensation and benefits expenses were $3.5 billion for the third quarter of 2008, up 76% from $2.0 billion in the third quarter of 2007, primarily due to the reversal of compensation expense accruals in the prior-year quarter. Compensation and benefits expenses were $11.2 billion for the first nine months of 2008, down 3% from $11.6 billion in the first nine months of 2007 primarily due to a decline in compensation expense accruals reflecting lower net revenues and reductions in headcount.

Non-compensation Expenses

Total non-compensation expenses were $4.8 billion for the third quarter of 2008, including the $2.5 billion Temasek payment and the $425 million ARS-related expense; excluding the aforementioned items, total non-compensation expenses were $1.9 billion, down 9% from the year-ago quarter. Details of the other significant changes in non-compensation expenses from the third quarter of 2007 are as follows:

  Communication and technology costs were $546 million, up 9% due primarily to costs related to ongoing technology investments and system development initiatives, including continued investment in GWM platforms and workstations.
  Advertising and market development costs were $159 million, down 12% due primarily to lower travel and other related expenses.
  Other expenses were $588 million, including the $425 million charge related to auction-rate securities as previously discussed. Excluding this item, other expenses were $163 million, down 59% due primarily to the write-off of approximately $100 million of identifiable intangible assets related to First Franklin in the prior-year quarter and lower minority interest expenses associated with private equity investments.

Restructuring Charges

In the third quarter of 2008 Merrill Lynch recorded a pre-tax restructuring charge of $39 million, primarily related to severance costs and the accelerated amortization of previously granted stock awards associated with headcount reduction initiatives, primarily in technology. The restructuring charge for the nine month period was $484 million.

Income Taxes

Income taxes from continuing operations for the third quarter were a net credit of $3.1 billion, reflecting tax benefits associated with the firm’s pre-tax losses. The third quarter effective tax rate was 37.9%, compared with 34.6% for the third quarter of 2007. The increase in the effective tax rate reflected changes in the firm’s geographic mix of earnings.

Capital and Liquidity Management

The firm’s excess liquidity pool ended the quarter at approximately $77 billion, well in excess of total debt maturing over the next twelve months.

Merrill Lynch’s active management of equity capital during the 2008 third quarter included a number of transactions, including the previously announced $9.8 billion common stock offering and sale of a 20% stake in Bloomberg L.P. resulting in a pre-tax gain of $4.3 billion.

As previously disclosed, concurrent with the $9.8 billion common stock offering, holders of $4.9 billion of the $6.6 billion of the mandatory convertible preferred stock agreed to exchange their preferred stock for approximately 177 million shares of common stock, plus $65 million in cash. Holders of the remaining $1.7 billion of mandatory convertible preferred stock agreed to exchange their preferred stock for new mandatory convertible preferred stock. The price reset feature for all securities exchanged was eliminated. In connection with the elimination of the price reset feature of the $6.6 billion of preferred stock, Merrill Lynch recorded additional preferred dividends of $2.1 billion in the third quarter of 2008.

In light of the pending transaction with Bank of America, Merrill Lynch is no longer pursuing the proposed sale of Financial Data Services, Inc. (FDS). As a result, all of Merrill Lynch’s equity capital and related figures do not include any impact of the firm’s previously contemplated sale of a controlling interest in FDS.

At the end of the third quarter of 2008, estimated book value per share was $18.59, down from $21.43 at the end of the second quarter. Adjusting for the company’s $1.7 billion mandatory convertible preferred offering on an “if-converted” basis, Merrill Lynch’s adjusted book value per share was $18.90 at the end of the third quarter of 2008.

Subsequent to the third quarter, and as part of Bank of America’s $25 billion participation in the TARP Capital Purchase Program, Merrill Lynch agreed and expects to issue $10 billion of non-voting preferred stock and related warrants to the U.S. Treasury pursuant to the program.

Staffing

Merrill Lynch’s full-time employees totaled 60,900 at the end of the third quarter of 2008, reduced by approximately 3,300 employees since the prior-year period, largely due to headcount reduction initiatives in the U.S., within GMI and support areas.

John Thain, chairman and chief executive officer, and Nelson Chai, executive vice president and chief financial officer, will host a conference call today at 8:00 a.m. ET to discuss the company’s 2008 third quarter and first nine months results. The conference call can be accessed via a live audio webcast available through the Investor Relations website at www.ir.ml.com or by dialing (888) 810-0245 (U.S. callers) or (706) 634-0180 (non-U.S. callers). On-demand replay of the webcast will be available at the same web address.

Merrill Lynch is one of the world's leading wealth management, capital markets and advisory companies with offices in 40 countries and territories and total client assets of approximately $1.5 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns approximately half of BlackRock, one of the world’s largest publicly traded investment management companies with more than $1 trillion in assets under management. For more information on Merrill Lynch, please visit www.ml.com.

Merrill Lynch may make forward-looking statements, including, for example, statements about management expectations and intentions, announced but not completed transactions, strategic objectives, growth opportunities, business prospects, investment banking pipelines, anticipated financial results, the impact of off balance sheet arrangements, significant contractual obligations, anticipated results of litigation and regulatory investigations and proceedings, and other similar matters. These forward-looking statements are not statements of historical facts and represent only Merrill Lynch’s beliefs regarding future performance, which is inherently uncertain. There are a variety of factors, many of which are beyond Merrill Lynch’s control, which affect the operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to, financial market volatility; actions and initiatives taken by current and potential competitors; general economic conditions; the effect of current, pending and future legislation, regulation, and regulatory actions; and the other additional factors described in the Risk Factors section of Merrill Lynch’s Annual Report on Form 10-K for the fiscal year ended December 28, 2007 and also disclosed from time to time in its subsequent reports on Form 10-Q and 8-K, which are available on the Merrill Lynch Investor Relations website at www.ir.ml.com and at the SEC’s website, www.sec.gov.

Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Merrill Lynch does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures Merrill Lynch may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

Merrill Lynch may also, from time to time, disclose financial information on a non-GAAP basis where management believes this information will be valuable to investors in gauging the quality of Merrill Lynch’s financial performance and identifying trends.

1 ABS CDOs are defined as collateralized debt obligations comprised of asset-backed securities.

2 See Attachment VIII for a reconciliation of non-GAAP measures.

3 These items were recorded in the Corporate segment.

4 Source: Dealogic.